EXHIBIT 1.4

ESCROW AGREEMENT

among

JAMES RIVER ESCROW INC.,

U.S. BANK NATIONAL ASSOCIATION
as Escrow Agent and Trustee,

and

solely with respect to Sections 1(a)(ii), 5 and 10 of this Agreement,
JAMES RIVER COAL COMPANY

Dated as of March 29, 2011

ACCOUNT NUMBER: 146509001

SHORT TITLE OF ACCOUNT: James River Escrow Inc.

THIS ESCROW AGREEMENT is dated as of March 29, 2011 (this “Agreement”), by and among U.S. BANK NATIONAL ASSOCIATION acting in its capacities as the escrow agent hereunder (in such capacity, “Escrow Agent”) and as trustee of the Notes (as defined below) pursuant to the Indenture (as defined below) (in such capacity, the “Trustee”), JAMES RIVER ESCROW INC., a Delaware corporation (the “Company”) and, solely with respect to Sections 1(a)(ii), 5 and 10 hereof, JAMES RIVER COAL COMPANY, a Virginia corporation and the ultimate parent of the Company (“Parent”).

RECITALS

A.           Pursuant to the Purchase Agreement (the “Purchase Agreement”), dated as of March 24, 2011, by and among the Company, Deutsche Bank Securities Inc. and UBS Securities LLC as representatives (the “Representatives”) for the several initial purchasers listed in Schedule A thereto (together with the Representatives, the “Initial Purchasers”) and, solely with respect to certain provisions therein, Parent, the Company agreed to sell and issue to the Initial Purchasers $275 million aggregate principal amount of its 7.875% Senior Notes due 2019 (the “Notes”).

B.           The Notes are being issued on the date hereof under that certain Indenture (the “Indenture”), dated the date hereof, by and between the Company and the Trustee.

C.           Parent has (a) entered into a Purchase Agreement dated as of March 6, 2011 (the “IRP Purchase Agreement”), to acquire International Resource Partners LP and its subsidiary companies for $475 million, subject to a working capital adjustment and other adjustments (the “IRP Acquisition”) and (b) commenced a tender offer (the “Tender Offer”) for any and all of the $150 million principal amount of its 9.375% Senior Notes due 2012 (the “TO Notes”), which Tender Offer is scheduled to expire on April 18, 2011.

D.           The Purchase Agreement provides that the net proceeds from the issuance of the Notes (the “Offering”) together with an amount in cash from Company or Parent that results in the total funds deposited into escrow being equal to 100% of the aggregate principal amount of the Notes, plus interest that will accrue to, but excluding, June 1, 2011 (the “Final Escrow Redemption Date”), will be deposited into an escrow account in the name of the Company pursuant to this Agreement (such account being identified on the cover page hereto, the “Escrow Account”) with such proceeds to be used either (a) to pay the purchase price and other costs and expenses related to the IRP Acquisition and in connection with the purchase of the TO Notes tendered and accepted for purchase in the Tender Offer (the “TO Note Purchase”) or (b) if any amount remains after consummation of the IRP Acquisition and the TO Note Purchase, then for general corporate purposes.

E.           Concurrently with, and as a condition to the release of the Escrow Funds to Parent, Parent has agreed to assume the obligations of the Company under the Indenture and the Notes (the “Note Assumption”) and the subsidiaries of Parent listed on Schedule I hereto (the “Subsidiary Guarantors”) have agreed to unconditionally guarantee the obligations of Parent under the Indenture and the Notes as so assumed.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Escrow Funds.  (a) Concurrently with the closing of the sale of the Notes and the execution and delivery of this Agreement:

(i)  as provided in the Purchase Agreement, the Initial Purchasers will deposit with Escrow Agent $268,812,500 by wire transfer in immediately available funds, representing an amount in cash equal to the net proceeds from the issuance of the Notes (the “Net Proceeds Deposit”); and

(ii)  the Company or Parent will deposit with Escrow Agent $10,037,500 by wire transfer in immediately available funds, representing an amount in cash equal to the sum of (x) an amount in cash that, when added to the Net Proceeds Deposit equals 100% of the aggregate principal amount of the Notes and (y) the interest that would accrue on the Notes from the date of this Agreement to, but excluding the Final Escrow Redemption Date (the amounts described in clauses (x) and (y), together with the Net Proceeds Deposit and all interest, dividends and other distributions and payments thereon received by Escrow Agent, less any property and/or funds distributed or paid by Escrow Agent in accordance with this Agreement, collectively, the “Escrow Funds”).

(b)  All assets, including any cash and Temporary Cash Investments (as defined in Section 1.01 of the Indenture) held by Escrow Agent from time to time pursuant to this Agreement, shall be held by Escrow Agent for the Company but as collateral, and subject to the rights of the Trustee and holders of the Notes, as secured parties, under this Agreement.

(c)  Notwithstanding anything in this agreement to the contrary, the parties hereto hereby agree that:

(i)  (x) Escrow Agent’s “Jurisdiction” is the State of New York, (y) the Escrow Account is and shall be maintained by Escrow Agent as a “Deposit Account,” and (z) Escrow Agent is acting with respect to the Escrow Account as a “Bank,” in each case within the meaning of, and for purposes of, Sections 9-102, 9-104 and 9-304 of the New York Uniform Commercial Code, as amended (the “Code”);

(ii)  the Escrow Account is not evidenced by a negotiable instrument or any other writing that evidences a right to the payment of a monetary obligation and is of a type that in the ordinary course of business is transferred by delivery with any necessary endorsement or assignment;

(iii)  Escrow Agent shall not change the name or account number of the Escrow Account without the prior written consent of the Trustee and the Company and shall not change the customer.

(d)  Notwithstanding anything in this agreement to the contrary, Escrow Agent agrees that it shall comply with all instructions originated by the Trustee directing disposition of funds in or otherwise with respect to the Escrow Account, without further consent by the Company or any other person or entity so long as this Agreement is in effect.  Escrow Agent hereby represents that it has not, and it hereby agrees that it will not, enter into any agreement or take any action which gives any person or entity other than Trustee control (within the meaning of Section 9-104 of the Code) over the Escrow Account.  The parties hereto agree that the Trustee shall have exclusive control, and sole dominion and control, over the Escrow Account, and Escrow Agent shall not accept or comply with instructions given by any person other than the Trustee given in accordance with the provisions of this Agreement.

(e)  In the event that Escrow Agent has or subsequently obtains by agreement, operation of law or otherwise a security interest in the Escrow Account, Escrow Agent hereby agrees that such security interest shall be subordinate to the security interest of the Trustee.  Except as contemplated by Sections 7 and 8 with respect to the reimbursement of Escrow Agent’s indemnification, fees and expenses, the financial assets with respect thereto standing to the credit of the Escrow Account will not be subject to deduction, set-off, banker’s lien or any other right in favor of any person or entity other than the Trustee.

(f)  Except for this Agreement, the Fee Schedule (as defined in Section 7(a) herein), there are no other agreements entered into among the parties hereto with respect to the Escrow Account.  Except as expressly set forth in this Section 1, in the event of any conflict between this Section 1 or any portion hereof, any other provision of this Agreement or any other agreement now existing or hereafter entered into, the terms of this Section 1 shall prevail.  In addition, in the event of any conflict between the terms of this Agreement and the Fee Schedule, this Agreement shall control.

(g)  It is the intention of the parties hereto that neither Parent nor any of its subsidiaries (other than the Company to the extent set forth in clause (h) below) have any right, title or interest in the Escrow Funds.

(h)  It is the intention of the parties hereto that this Agreement create a true escrow and the Company have no ownership of, or rights in, the Escrow Funds, other than the limited contractual right to receive the Escrow Funds under the circumstances specified in this Agreement.

The Escrow Funds shall be held by Escrow Agent in a separate, segregated account. In no event shall any Escrow Funds be commingled with any other funds or monies held by Escrow Agent, nor shall any Escrow Funds be exchanged for any currency other than the currency in which the Escrow Funds are initially received by Escrow Agent.

2.  Security Interest.  The Company hereby pledges, assigns and grants to the Trustee, for the benefit of the holders of the Notes, a present and continuing first priority security interest in the Escrow Account, the Escrow Funds and any proceeds therefrom (subject only to Escrow Agent’s right of reimbursement of indemnification, fees and expenses from the Escrow Funds, as contemplated by Sections 7 and 8) to secure the Company’s obligations under the Indenture and the Notes (including without limitation its obligation to pay an amount of cash equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the Final Escrow Redemption Date).  The Company agrees that it shall do, execute, acknowledge, deliver, record, file and register any and all such acts, deeds, certificates, assurances, agreements and other instruments (including without limitation security agreements, collateral agreements, financing statements, and lien and pledge instruments) as are in the opinion of the Trustee reasonably necessary to give effect to the foregoing sentence.  Without limitation to the foregoing, the Company hereby authorizes the Trustee, without the signature of or further authorization or consent from the Company, to file such financing statements in such jurisdictions as are in the opinion of the Trustee reasonably necessary to further perfect the security interests granted herein.  Upon disbursement of the Escrow Funds in accordance with Section 4, the security interest of the Trustee will automatically terminate with respect to any such Escrow Funds released without any further action and such released Escrow Funds will be delivered to the recipient free and clear of any and all liens, claims or encumbrances of any person, including, without limitation, Escrow Agent, the Trustee and holders of the Notes.  Upon the disbursement of the Escrow Funds in accordance with Section 4, the Company shall file such termination statements in such jurisdictions as are in the opinion of the Company necessary to terminate the security interests granted herein.

3.  Investment of Escrow Funds.  Escrow Agent will hold in, and credit by appropriate book entry to, the Escrow Account the initial deposit and all subsequent deposits, if any, to the Escrow Account, together with all interest accumulated thereon and proceeds from the foregoing, upon the terms and conditions set forth in this Agreement and shall not disburse funds from the Escrow Account except as provided herein.  The Company and the Trustee hereby direct Escrow Agent to maintain the funds in the Escrow Account solely in cash or Temporary Cash Investments.

4.  Distribution of Escrow Funds.  Escrow Agent will only release the Escrow Funds in accordance with this Section 4.

(a)  Release of Funds to the Company.  In the event that at or prior to 10:00 a.m. New York City time on the Final Escrow Redemption Date (the “Conditions Precedent Time”), the Trustee receives from the Company the Release Documents (as defined below), the Trustee shall provide written instructions to Escrow Agent to disburse the Escrow Funds (such written instructions to be substantially in the form of Exhibit A hereto), less any amounts payable to Escrow Agent specified in Section 7 hereof, by wire transfer of same day available funds to Parent for purposes of paying the purchase price and other costs and expenses related to the IRP Acquisition, purchasing the TO Notes tendered and accepted for payment in the Tender Offer and, if any amount remains after consummation of the IRP Acquisition and repurchase of the TO Notes, for general corporate purposes.

The foregoing obligation of Escrow Agent to disburse Escrow Funds shall be limited by the amount of the Escrow Funds in its possession.

For purposes of the foregoing, the “Release Documents” shall consist of the following:

(i)  an Officer’s Certificate from the Company substantially in the form attached as Exhibit B hereto and signed by an authorized officer of the Company, certifying that, concurrently with the release of funds from the Escrow Account:

(A)  all conditions precedent (other than the payment of consideration) to the consummation of the IRP Acquisition pursuant to the IRP Purchase Agreement (including the receipt of all governmental and regulatory approvals or consents necessary in connection with the IRP Acquisition) have been satisfied or waived in accordance with the terms of the IRP Purchase Agreement;

(B)  the IRP Acquisition will be consummated substantially concurrently with the release of all funds on deposit in or credited to the Escrow Account and on substantially the terms described in the final offering memorandum relating to the Offering (the “Offering Memorandum”);

(C)  all funds on deposit in or credited to the Escrow Account will be applied in the manner described under the caption “Use of Proceeds” in the Offering Memorandum;

(D)  the Note Assumption will be consummated and Parent will assume all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture or otherwise;

(E)  each Subsidiary Guarantor has executed and delivered, pursuant to a supplemental indenture or otherwise, its full and unconditional guarantee of the obligations of Parent under the Notes and the Indenture;

(F)  Parent and each Subsidiary Guarantor has executed and delivered a joinder to the Purchase Agreement assuming all obligations of the Company thereunder on a joint and several basis;

(G)  Parent and the Company have paid the Initial Purchasers all amounts owed under the Purchase Agreement;

(H)  Parent and each Subsidiary Guarantor has executed and delivered a joinder to the registration rights agreement dated March 29, 2011, among the Company and the Representatives (the “Registration Rights Agreement”) assuming all obligations of the Company thereunder on a joint and several basis;

(I)  no event of default specified in clauses (7) or (8) of Section 6.01 of the Indenture has occurred and is continuing or will result therefrom; and

(J)  Parent has caused to be delivered all legal opinions, certificates and other items required under the Purchase Agreement for the release of the Escrow Funds from escrow.

(ii)  a copy of executed counterparts of a supplemental indenture substantially in the form of Exhibit C hereto, pursuant to which Parent will become the obligor under the Indenture and the Notes and each of the Subsidiary Guarantors will unconditionally guarantee Parent’s obligations under the Indenture and the Notes and the Subsidiary Guarantors will become parties to the Indenture;

(iii)  a copy of an executed counterpart of a joinder substantially in the form of Exhibit G to the Purchase Agreement, pursuant to which Parent and each of the Subsidiary Guarantors shall become parties thereto with respect to all provisions thereof;

(iv)  a copy of the opinion of counsel to the Company, Parent and the Subsidiary Guarantors substantially in the form attached as Exhibit H to the Purchase Agreement;

(v)  a copy of a certificate of the chief executive officer and the chief accounting officer of the Company, as of the date of the release of the Escrow Funds in the form attached as Exhibit I to the Purchase Agreement;

(vi)  a copy of a certificate of the chief accounting officer of the Company, as of the date of the release of the Escrow Funds in the form attached as Exhibit J to the Purchase Agreement; and

(vii)  a copy of executed counterparts of a joinder to the Registration Rights Agreement substantially in the form of Exhibit D hereto.

(b)  Special Mandatory Redemption.

(i)  In the event that the Trustee has not received the Release Documents at or prior to the Conditions Precedent Time or the Trustee receives written notice from the Company of its determination that, in its sole discretion, the Release Documents cannot be provided to the Trustee at or prior to the Conditions Precedent Time, then the Trustee will promptly deliver to Escrow Agent and the Company a written instruction substantially in the form of Exhibit E hereto, and upon receipt thereof, Escrow Agent will promptly disburse all the Escrow Funds as follows:

(A)  first, to the Paying Agent (as defined in the Indenture) for use in completing the Special Mandatory Redemption pursuant to Section 3.07 of the Indenture (the “Special Mandatory Redemption”) on or before the Final Escrow Redemption Date; and

(B)  second, to the Company any and all remaining Escrow Funds after distributions in clause (A) above, less any amounts payable to Escrow Agent specified in Section 7 hereof.

The foregoing obligation of Escrow Agent to disburse Escrow Funds shall be limited by the amount of the Escrow Funds in its possession.

5.  Company and Parent Payment Obligation.  If the Escrow Funds are disbursed in accordance with Section 4(b) above, and the amount of such Escrow Funds is insufficient to fully fund the amounts to be paid in the Special Mandatory Redemption, then the Company and Parent shall promptly provide on or prior to the relevant payment date to the Trustee, for the benefit of the holders of the Notes, by wire transfer of immediately available funds to the Escrow Account, cash in U.S. dollars in an amount that, taken together with the Escrow Funds, shall be sufficient to fully fund the amounts to be paid in the Special Mandatory Redemption.

6.  Termination.  This Agreement shall terminate immediately upon the disbursement of the Escrow Funds in accordance with the provisions of Section 4.  Upon termination of this Agreement, the provisions hereof shall be of no further force or effect, except that the provisions of Sections 7, 8 and 10 shall survive such termination of this Agreement.

7.  Compensation of Escrow Agent.  (a)The Company shall pay Escrow Agent the fees and expenses agreed upon by the parties as provided in a separate fee schedule as separately agreed in writing between Escrow Agent and Company (the “Fee Schedule”).

(b)  The Company shall be responsible for and shall reimburse Escrow Agent upon demand for all reasonable and documented out-of-pocket costs and expenses paid by Escrow Agent (including reasonable and documented fees and expenses of counsel) arising from, in connection with or related to this Agreement or being Escrow Agent hereunder.

8.  Terms and Conditions of Service of Escrow Agent.  (a) The duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth herein, and no duties, responsibilities or obligations shall be inferred or implied.  Escrow Agent shall not be subject to, nor required to comply with, any other agreement to which the Company is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from the Company or any entity acting on its behalf.  Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

(b)  If at any time Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Funds (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Escrow Funds), Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing reasonably deems appropriate (but shall in any event provide notice thereof to the Trustee and the Company); and if Escrow Agent so complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(c)  (i) Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part or a breach of its obligations hereunder.  In no event shall Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from the Trustee or any entity acting on behalf of the Trustee, (ii) for any consequential, punitive or special damages, (iii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians, so long as such nominees, correspondents, designees, subagents or subcustodians are reasonably chosen by Escrow Agent, or (iv) for an amount in excess of the value of the Escrow Funds, valued as of the date of deposit.

(d)  If any fees, expenses or costs reasonably incurred by, or any obligations owed to, Escrow Agent hereunder are not promptly paid when due, Escrow Agent may reimburse itself therefor from the Escrow Funds.

(e)   Escrow Agent may consult with legal counsel at the expense of the Company as to any matter arising from or relating to this Agreement, and Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(f)   Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

(g)  Unless otherwise specifically set forth herein, Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder.  All such collections shall be subject to Escrow Agent’s usual collection practices or terms regarding items received by Escrow Agent for deposit or collection.  Escrow Agent shall not be required, or have any duty, to (i) notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor (ii) take any legal action to (A) enforce payment of any check, note or security deposited hereunder or (B) exercise any right or privilege which may be afforded to the holder of any such security.

(h)  Escrow Agent shall provide to the Company and the Trustee, free of charge, monthly statements and such other reports and statements reasonably requested by the Company or the Trustee identifying transactions, transfers or holdings of Escrow Funds.

(i)  Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

(j)  The Company shall be liable for and shall reimburse and indemnify Escrow Agent and hold Escrow Agent harmless from and against any and all claims, losses, liabilities, costs, damages or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising from or in connection with or related to this Agreement or being Escrow Agent hereunder (including but not limited to Losses incurred by Escrow Agent in connection with its successful defense, in whole or in part, of any claim of gross negligence or willful misconduct on its part), provided, however, that nothing contained herein shall require Escrow Agent to be indemnified for Losses caused by its gross negligence or willful misconduct or by a breach of its obligations hereunder.

(k)  No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “U.S. Bank National Association” or any of its affiliates by name or the rights, powers, or duties of Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of Escrow Agent; provided, however, that notwithstanding the foregoing, Escrow Agent and the Trustee hereby consent to the references to “U.S. Bank National Association” or any of its affiliates and the rights, powers and duties of Escrow Agent and the Trustee under this Agreement in the Offering Memorandum and in any filings with the Securities and Exchange Commission that Parent is required to make.

(l)  In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by Escrow Agent hereunder, Escrow Agent may, in its sole discretion, refrain from taking any action other than releasing the Escrow Funds in accordance with Section 4 hereof. In the event of any dispute between or conflicting claims by or among any persons or entities with respect to any Escrow Funds, Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Funds so long as such dispute or conflict shall continue, and Escrow Agent shall not be or become liable in any way to the Company, Parent, the Trustee or any other person for failure or refusal to comply with such conflicting claims, demands or instructions; provided, however, notwithstanding anything to the contrary in the foregoing, Escrow Agent shall release the Escrow Funds in accordance with Section 4 hereof. Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to Escrow Agent or (ii) Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting; provided, however, notwithstanding anything to the contrary in the foregoing, Escrow Agent shall release the Escrow Funds in accordance with Section 4 hereof. Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary; provided, however, notwithstanding anything to the contrary in the foregoing, Escrow Agent shall not commence any action to prevent or delay the release the Escrow Funds in accordance with Section 4 hereof. The reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by the Company.

9.  Resignation of Escrow Agent.  Escrow Agent may resign at any time by giving 30 calendar days’ prior written notice thereof to the Company and the Trustee.  Escrow Agent may be replaced by the Company and the Trustee at any time by giving 3 business days’ notice to the Escrow Agent. Within ten (10) calendar days after receiving the foregoing notice of resignation from Escrow Agent or notice of replacement from the Company and the Trustee, the Company and the Trustee shall jointly agree on and appoint a successor Escrow Agent.  If a successor Escrow Agent has not accepted such appointment by the end of such 10-day period, Escrow Agent may, in its sole discretion, apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief.  Reasonable and documented costs and expenses of Escrow Agent (including reasonable and documented attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and be deemed an obligation of, the Company.  Upon identification of the successor Escrow Agent, Escrow Agent shall deliver the Escrow Funds then held hereunder to the successor Escrow Agent.  Upon delivery of the Escrow Funds to successor Escrow Agent, Escrow Agent shall have no further duties, responsibilities or obligations hereunder.  The Escrow Agent’s right to indemnification pursuant to Section 8 hereof shall survive its resignation or replacement.

10.  Miscellaneous.  (a)This Agreement shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules other than Section 5-1401 of the New York General Obligations Law) of the State of New York.  Each of the Company, Parent, the Trustee and Escrow Agent hereby submits to the personal jurisdiction of courts located within the Borough of Manhattan, City and State of New York.  Each of the Company, Parent, the Trustee and Escrow Agent hereby waives the right to trial by jury.  To the extent that in any jurisdiction the Company, Parent, the Trustee or Escrow Agent may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each hereby irrevocably agrees not to claim, and hereby waives, such immunity.  Escrow Agent, the Trustee, the Company and Parent each waive personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten calendar days after the same is so mailed.

(b)  Except as otherwise permitted herein, this Agreement may be modified only by a written amendment signed by all the parties hereto, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.

(c)  Notices to Escrow Agent shall be deemed to be given when actually received by Escrow Agent at the address set forth below.  Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications reasonably believed by it to have been sent or given by the Trustee or by a person or persons authorized by the Trustee.  Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which Escrow Agent is open for business.  Notices, instructions or other communications shall be in writing and shall be given to the address set forth below (or to such other address as may be substituted therefor by written notification to Escrow Agent, the Trustee, the Company or Parent):

If to the Company, to:

James River Escrow Inc.
c/o James River Coal Company
901 E. Byrd Street, Suite 1600
Richmond, Virginia 23219
Fax:  (804) 780-0643
Attention:  Chief Executive Officer

with a copy to:

Kilpatrick Townsend & Stockton LLP
1100 Peachtree Street
Atlanta, GA 30309
Fax:  (404) 541-3402
Attention:  David Stockton

If to Parent, to:

James River Coal Company
901 E. Byrd Street, Suite 1600
Richmond, Virginia 23219
Fax:  (804) 780-0643
Attention:  Chief Executive Officer

with a copy to:

Kilpatrick Townsend & Stockton LLP
1100 Peachtree Street
Atlanta, GA 30309
Fax:  (404) 541-3402
Attention:  David Stockton

If to the Trustee, to:

U.S. Bank National Association
Corporate Trust Services
1349 W. Peachtree Street, NW, Suite 1050
Atlanta, GA 30309
Fax:  (404) 898-8844
Attention:  Muriel Shaw

If to Escrow Agent, to:

U.S. Bank National Association
Corporate Trust Services
1349 W. Peachtree Street, NW, Suite 1050

Atlanta, GA 30309
Fax:  (404) 898-8844
Attention:  Muriel Shaw

(d)  The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not be deemed a waiver of any other right or remedy or preclude or inhibit the exercise of any additional rights or remedies.  No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

(e)  Each of Escrow Agent, the Trustee, the Company and Parent hereby represent and warrant (i) that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation, and (ii) that the execution, delivery and performance of this Agreement by each of Escrow Agent, the Trustee, the Company and Parent does not violate any applicable law or regulation.

(f)  The Company hereby represents and warrants to the Trustee that the security interest of the Trustee in this Agreement and, to the extent that the Company has rights therein, the Escrow Funds, will at all times be valid, perfected and enforceable as a first priority security interest by the Trustee against the Company and all third parties in accordance with the terms of this Agreement.

(g)  The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be enforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

(h)  This Agreement and the Fee Schedule constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements in regard thereto.

(i)  The headings contained in this Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

(j)  This Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

(k)  Escrow Agent does not have any interest in the Escrow Funds deposited hereunder but is serving as escrow holder only and having only possession thereof.  The Company shall pay or reimburse Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Funds incurred in connection herewith and shall indemnify and hold harmless Escrow Agent any amounts that it is obligated to pay in the way of such taxes.  Any payments of income from the Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes.  The parties hereto will provide Escrow Agent with appropriate W-9 forms for tax identification, number certifications, or W-8 forms for non-resident alien certifications.  It is understood that Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of funds which are a part of the Escrow Funds and is not responsible for any other reporting.

(l)  This Agreement is for the exclusive benefit of the parties hereto and their respective successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

(m)  Notwithstanding anything herein to the contrary, any person or entity into which the Escrow Agent may be merged or with which it may be consolidated, or any person or entity to whom the Escrow Agent may transfer a substantial amount of its escrow business, shall become the Escrow Agent without the execution or filing of any paper or any further act.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by a duly authorized officer as of the day and year first written above.

JAMES RIVER ESCROW INC.

By:	/s/ Samuel M. Hopkins, II
Name: Samuel M. Hopkins, II
Title: Vice President and Chief Accounting Officer

Solely with respect to Sections 1(a)(ii), 5 and 10 of this Agreement,
JAMES RIVER COAL COMPANY

By:	/s/ Samuel M. Hopkins, II
Name: Samuel M. Hopkins, II
Title: Vice President and Chief Accounting Officer

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE AND ESCROW AGENT

By:	/s/ Muriel Shaw
Name: Muriel Shaw
Title: Assistant Vice President

[SIGNATURE PAGE TO ESCROW AGREEMENT]

SCHEDULE I

Subsidiary Guarantors

BDCC Holding Company, Inc.
Bell County Coal Corporation
Bledsoe Coal Corporation
Bledsoe Coal Leasing Company
Blue Diamond Coal Company
Eolia Resources, Inc.
James River Coal Sales, Inc.
James River Coal Service Company
[James River Escrow Inc.]1
Johns Creek Coal Company
Johns Creek Elkhorn Coal Corporation
Johns Creek Processing Company
Leeco, Inc.
McCoy Elkhorn Coal Corporation
Shamrock Coal Company, Incorporated
Triad Mining Inc.
Triad Underground Mining, LLC

1 James River Escrow Inc. will become a Subsidiary Guarantor upon the Securities Assumption unless, in connection with the Securities Assumption, it is (i) dissolved, with all of its assets transferred to Parent or a Subsidiary Guarantor, or (ii) merged with and into Parent or a Subsidiary Guarantor, with Parent or such Subsidiary Guarantor, as the case may be, as the continuing Person.

EXHIBIT A

Form of Trustee’s Instructions

This Certificate is being delivered to Escrow Agent pursuant to Section 4(a) of the Escrow Agreement, dated as of March 29, 2011 (the “Escrow Agreement”), by and among James River Escrow Inc. (the “Company”), U.S. Bank National Association (acting in its capacities as the escrow agent (the “Escrow Agent”) under the Escrow Agreement and as trustee in respect of the Notes (the “Trustee”)) and, solely with respect to certain provisions therein, James River Coal Company.  Capitalized terms that are used but not defined herein shall have the respective meanings specified in the Escrow Agreement.

1.  The Trustee hereby certifies that pursuant to Section 4(a) of the Escrow Agreement it has received the Release Documents.

2.  The Trustee hereby instructs Escrow Agent to release all of the Escrow Funds and distribute them pursuant to Section 4(a) of the Escrow Agreement.

IN WITNESS WHEREOF, the Trustee, through the undersigned officer, has signed this Certificate this [   ] day of [   ], 2011.

U.S. BANK NATIONAL ASSOCIATION, as trustee

By:
Name: Title:

EXHIBIT B

Form of Officer’s Certificate

of

JAMES RIVER ESCROW INC.

[  ], 2011

Reference is made to the Escrow Agreement, dated as of March 29, 2011 (the “Escrow Agreement”), by and among U.S. Bank National Association in its capacities as the escrow agent thereunder and as trustee of the Notes (as defined therein) pursuant to the Indenture (as defined therein) (in such capacity, the “Trustee”), James River Escrow Inc. (the “Company”) and, solely with respect to certain provisions therein, James River Coal Company (the “Parent”).  Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Escrow Agreement. This certificate is furnished to the Trustee pursuant to Section 4(a) of the Escrow Agreement.

The undersigned, being a duly authorized officer of the Company hereby certifies to the Trustee that, concurrently with the release of funds from the Escrow Account:

1.
all conditions precedent (other than the payment of consideration) to the consummation of the IRP Acquisition pursuant to the IRP Purchase Agreement (including the receipt of all governmental and regulatory approvals or consents necessary in connection with the IRP Acquisition) have been satisfied or waived in accordance with the terms of the IRP Purchase Agreement;

2.
the IRP Acquisition will be consummated substantially concurrently with the release of all funds on deposit in or credited to the Escrow Account and on substantially the terms described in the Offering Memorandum;

3.	all funds on deposit in or credited to the Escrow Account will be applied in the manner described under the caption “Use of Proceeds” in the Offering Memorandum;

4.	the Note Assumption will be consummated and Parent will assume all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture or otherwise;

5.
each Subsidiary Guarantor has executed and delivered, pursuant to a supplemental indenture or otherwise, its full and unconditional guarantee of the obligations of Parent under the Notes and the Indenture;

6.	Parent and each Subsidiary Guarantor has executed and delivered a joinder to the Purchase Agreement assuming all obligations of the Company and Parent thereunder on a joint and several basis;

7.	Parent and the Company have paid the Initial Purchasers all amounts owed under the Purchase Agreement;

8.	Parent and each Subsidiary Guarantor has executed and delivered a joinder to the Registration Rights Agreement assuming all obligations of the Company thereunder on a joint and several basis;

9.	no event of default specified in clauses (7) or (8) of Section 6.01 of the Indenture has occurred and is continuing or will result therefrom; and

10.	Parent has caused to be delivered all legal opinions, certificates and other items required under the Purchase Agreement for the release of the Escrow Funds from escrow.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this certificate as of the date first written above.

JAMES RIVER ESCROW INC.

By:
Name:
Title:

EXHIBIT C

Form of Supplemental Indenture

[Attached as Exhibit A to the Indenture]

EXHIBIT D

Form of Instrument of Joinder (Registration Rights Agreement)

[Attached as Exhibit A to the Registration Rights Agreement]

EXHIBIT E

Form of Trustee’s Certificate

This Certificate is being delivered to Escrow Agent (as defined below) pursuant to Section 4(b) of the Escrow Agreement, dated as of March 29, 2011 (the “Escrow Agreement”), by and among James River Escrow Inc. (the “Company”), U.S. Bank National Association (acting in its capacities as the escrow agent (the “Escrow Agent”) under the Escrow Agreement and as trustee in respect of the Notes (the “Trustee”)) and, solely with respect to certain provisions therein, James River Coal Company. Capitalized terms that are used but not defined herein shall have the respective meanings specified in the Escrow Agreement.

1.           The Trustee hereby certifies that the conditions to the Special Mandatory Redemption provided in Section 4(b)(i) of the Escrow Agreement have been satisfied.

2.           The Trustee hereby instructs Escrow Agent to release all of the Escrow Funds pursuant to Section 4(b) of the Escrow Agreement and distribute them to in accordance with the instructions in Annex A hereto.

IN WITNESS WHEREOF, the Trustee, through the undersigned officer, has signed this Certificate this [  ] day of [  ], 2011.

U.S. BANK NATIONAL ASSOCIATION, as trustee

By:
Name: Title:

ANNEX A (TO EXHIBIT E)

Pay to:	U.S. Bank National Association, as Paying Agent
Amount:	$[ ]
ABA No.:	091 000 022
Account Name:	BNF USBANK CT WIRE CLRG
Account No.	180121167365
Ref:	James River Coal Co
Attention:	Muriel Shaw

Pay to:	James River Coal Company
Amount:	$[ ]
ABA No.:	051 400 549
Account Name:	James River Coal Company
Account No.	2000010101379
Ref:	James River Coal Company
Attention:	Steven Gaeth